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                                                                      EXHIBIT 99

ANALYTICAL SURVEYS NAMES CORPORATE TURNAROUND EXPERT AND GIS INDUSTRY VETERAN NORMAN ROKOSH AS PRESIDENT AND CEO

COMPANY ALSO INDICATES LIKELIHOOD OF SUBSTANTIAL THIRD QUARTER LOSS AND POSSIBILITY OF FINANCIAL RESTATEMENT

INDIANAPOLIS, July 6 /PRNewswire/ -- Analytical Surveys, Inc., (ASI) (Nasdaq:
ANLT ), a leading provider of customized data conversion and digital mapping services for geographic information systems (GIS) and related "spatial data" markets, today announced its board of directors has appointed Norman Rokosh as president and chief executive officer effective July 11, 2000. He will replace Sol Miller and John Thorpe, directors who earlier this year were named CEO and assistant CEO, respectively. Rokosh joins the Company with extensive experience in the GIS and digital mapping fields, as well as corporate restructuring and turnaround efforts. He joins ASI from PricewaterhouseCoopers LLP where he was vice president, Financial Advisory Services Division.

Making the announcement today, Board Chairman James Rothe said, "This is a natural fit. Norman Rokosh, with his strong technical background as well as international banking and business experience, has successfully led several corporate restructuring and turnaround efforts." Rothe added that Sol Miller and John Thorpe, ASI's two largest shareholders, will remain on the board and be actively involved with Rokosh on a daily basis during the transition.

Since January 1999, Rokosh has been responsible for growing a corporate regeneration consulting practice in Canada. While there, he assumed senior executive responsibilities for client corporations in a range of industries where considerable restructuring efforts were necessary. Prior to his consulting activities, Rokosh was vice president of business development for Intermap Technologies Limited, a provider of mapping and GIS products and services to industry and governmental customers worldwide. Rokosh was responsible for obtaining financing for the company's working capital and acquisition budgets, and was a member of Intermap's corporate executive team. Additionally he was responsible for establishing strategic alliances related to major new industry initiatives and for negotiating select international contracts.

"Our selection of Mr. Rokosh as CEO brings us the most experienced and qualified candidate available," said Sol Miller. "We are extremely impressed with Norman's qualifications in the area of corporate turnarounds, as well as in the GIS and digital mapping fields. We are very pleased he has joined the Company and will work closely with him to achieve success."

John Thorpe added, "Norman's leadership track record coupled with his extensive and specialized knowledge of GIS technologies and applications make him ideally suited for this role. In addition to his work with Intermap, he served in a leadership position with Intera Information Technologies, which provides mapping products, engineering software and consulting services to international oil and gas and environmental industries."

ASI also reported today that it will likely report a substantial third quarter loss and may restate previously reported financial figures following further adjustments to certain contract cost-of-


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completion estimates. As a result of these recent developments, management has withdrawn its previously issued guidance for the third and fourth quarters of fiscal 2000. Management expects to update the Company's financial forecasts in the coming weeks.

Analytical Surveys is an industry leader in providing customized data conversion, digital mapping and consulting services for the spatial data markets. Geospatial data is used for a variety of applications, including the creation of geographic information systems (GIS). A GIS is a high-resolution, large-scale, richly detailed "intelligent map" that allows users to input, update, query, analyze and display detailed information about a geographic area. Geographic information systems are widely used by utilities, state and local governments, federal agencies and commercial businesses to manage massive infrastructures effectively, to improve operating efficiencies and to analyze future demand for facilities. The Company's traditional markets have been utilities and state and local governments. The Company also is expanding its target markets by offering a broad new range of services.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Results may differ materially from the Company's expectations. A number of uncertainties and other factors could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the possibility that the Company will not be awarded contracts in the numbers, for the amounts, or at the time that the Company currently expects, and therefore, that overall contract volume does not increase. The forward-looking statements are also based on assumptions related to the growth of the Company's consulting services, as to which there can be no assurance. A more detailed description of factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Special Notice:

In an effort to improve efficiencies, Analytical Surveys, Inc. will transition its investor fax list to an e-mail delivery system. If you are currently on the fax list and would like to continue receiving the Company's news releases, please e-mail your request and e-mail address to alicia@pfeifferpr.com. If you have any questions, please call Alicia Alexander at 303-393-7044.